Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: October 27, 2022
Contact: Chris Thomas
515.412.2739
clthomas@fhlbdm.com

FHLB Des Moines Announces Third Quarter 2022 Financial Results

The Federal Home Loan Bank of Des Moines (the Bank) announced today unaudited financial results and declared a dividend for the third quarter of 2022. The Board of Directors approved a third quarter 2022 dividend at an annualized rate of 7.25 percent on activity-based stock, an increase of 0.50 percent from the prior quarter, and 3.00 percent on membership stock, unchanged from the prior quarter. Dividend payments totaling $66 million are expected to be paid on November 14, 2022.

The increased dividend rate on activity-based stock is a result of changes in interest rates and business activity and reflects the Bank’s philosophy to pay a consistent dividend equal to or greater than the current market rate for a highly-rated investment, and at a rate that is sustainable under current and projected earnings to maintain an appropriate level of capital and retained earnings. Future dividends are at the discretion of the Bank’s Board of Directors and may be impacted by economic and market conditions.

Third Quarter 2022 Financial Highlights

•Net income totaled $131 million, an increase of $84 million from the same period last year.
•Net interest income totaled $197 million, an increase of $108 million from the same period last year.
•Assets totaled $133.2 billion, an increase of $47.3 billion from December 31, 2021.
•Advances totaled $82.2 billion, an increase of $38.1 billion from December 31, 2021, and were outstanding to 623 members, housing associates, and former members.
•Investments totaled $40.8 billion, an increase of $7.3 billion from December 31, 2021.
•Mortgage loans totaled $8.2 billion, and the Bank purchased $554 million of loans from 139 members during the third quarter.
•The Bank accrued $15 million during the quarter for use in its Affordable Housing Program.

Financial Results Discussion
Net Income - For the three and nine months ended September 30, 2022, the Bank recorded net income of $131 million and $284 million compared to $47 million and $160 million for the same periods in 2021. The increase in net income for both periods was primarily driven by an increase in net interest income.
Net Interest Income - For the three and nine months ended September 30, 2022, the Bank recorded net interest income of $197 million and $421 million, an increase of $108 million and $131 million when compared to the same periods in 2021. The increase for both periods was driven by higher interest rates, which improved interest-earning asset yields and earnings on invested capital, as well as growth in advance balances. The increase during the nine months ended September 30, 2022 was also due to reduced net premium amortization on mortgage loans driven by a slowdown in prepayment activity.
Assets - The Bank’s total assets increased to $133.2 billion at September 30, 2022, from $85.9 billion at December 31, 2021, driven primarily by an increase in advances and investments. Advances increased $38.1 billion due mainly to an increase in borrowings by large depository institution members. Investments increased $7.3 billion driven by increased money market investments and the purchase of U.S. Treasury obligations and agency MBS.
Capital - Total capital increased to $7.5 billion at September 30, 2022 from $5.8 billion at December 31, 2021, primarily due to an increase in activity-based capital stock resulting from an increase in advance balances.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
Statements of Condition (dollars in millions)	September 30, 2022	December 31, 2021
Cash and due from banks	$58	$295
Investments	40,753	33,442
Advances	82,196	44,111
Mortgage loans held for portfolio, net	8,243	7,578
Total assets	133,155	85,852
Consolidated obligations	122,874	77,553
Mandatorily redeemable capital stock	15	29
Total liabilities	125,623	80,014
Capital stock - Class B putable	5,086	3,364
Retained earnings	2,538	2,390
Accumulated other comprehensive income (loss)	(92)	84
Total capital	7,532	5,838
Total regulatory capital[1]	7,639	5,783
Regulatory capital ratio	5.74%	6.74%

1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Operating Results (dollars in millions)	2022	2021	2022	2021
Net interest income	$197	$89	$421	$290
Provision (reversal) for credit losses on mortgage loans	—	—	3	—
Other income (loss):
Net gains (losses) on trading securities	(47)	(6)	(111)	(30)
Net gains (losses) on financial instruments held under fair value option	50	—	149	—
Net gains (losses) on derivatives	(18)	1	(32)	10
Standby letter of credit fees	1	3	6	8
Other, net	2	2	1	13
Total other income (loss)	(12)	—	13	1
Total other expense	39	37	115	113
Net income before assessments	146	52	316	178
Affordable Housing Program assessments	15	5	32	18
Net income	$131	$47	$284	$160
Performance Ratios
Net interest spread	0.55%	0.37%	0.48%	0.40%
Net interest margin	0.69	0.41	0.58	0.44
Return on average equity (annualized)	7.64	3.13	6.03	3.61
Return on average capital stock (annualized)	11.71	5.34	9.70	6.14
Return on average assets (annualized)	0.46	0.22	0.38	0.24

The financial results reported in this earnings release for the third quarter of 2022 are preliminary until the Bank announces unaudited financial results in its Third Quarter 2022 Form 10-Q filed with the Securities and Exchange Commission, expected to be available at www.fhlbdm.com and www.sec.gov on or before November 14, 2022.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The Bank is wholly owned by nearly 1,300 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.